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                                                                   EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)



                                           NINE MONTHS ENDED
                                              SEPTEMBER 30,
                                         -----------------------
                                            2003         2002         2002          2001        2000         1999          1998
                                         ----------   ----------   ----------   ----------   ----------   ----------   -----------
EARNINGS
   Pretax income (loss)
     from continuing
    operations before
    preferred interests
    of subsidiaries..................... $1,479,190   $  613,396   $  915,194   $1,206,863   $1,203,681   $  344,573   $  (187,563)
   Add: Fixed charges
     excluding capitalized interest
     and preferred interest
     requirements of consolidated
    subsidiaries........................     99,810       97,397      128,730      134,484      116,190       90,398        78,728
                                         ----------   ----------   ----------   ----------   ----------   ----------   -----------

   Adjusted Earnings.................... $1,579,000   $  710,793   $1,043,924   $1,341,347   $1,319,871   $  434,971   $  (108,835)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ===========
FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS
   Interest expense including
     capitalized interest(1)............ $  131,910   $  117,120   $  155,667   $  178,915   $  168,121  $   132,986   $   119,703
   Amortization of debt expense.........      1,624        1,330        1,859        2,460        2,726        4,854         4,496
   Interest component of lease rental
     expenditures(2)....................      8,350        9,440       11,895        9,858        7,343        5,789         3,808
   Preferred interest requirements
     of consolidated subsidiaries(3)....     11,842       15,179       19,581        8,608            -            -             -
                                         ----------   ----------   ----------   ----------   ----------   ----------   -----------
   Fixed charges........................    153,726      143,069      189,002      199,841      178,190      143,629       128,007

   Preferred stock dividend
     requirements(4)....................      7,515       15,112       17,540       32,495       33,386       24,788         2,905
                                         ----------   ----------   ----------   ----------   ----------   ----------   -----------

   Combined Fixed Charges and
     Preferred Stock Dividends.......... $  161,241   $  158,181   $  206,542   $  232,336   $  211,576   $  168,417   $   130,912
                                         ==========   ==========   ==========   ==========   ==========   ==========   ===========
Ratio of Earnings to Fixed Charges......      10.27         4.97         5.52         6.71         7.41         3.03            -(5)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ===========
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends.............................       9.79         4.49         5.05         5.77         6.24         2.58            -(5)
                                         ==========   ==========   ==========   ==========   ==========   ==========   ===========
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(1)   The Company does not receive a tax benefit for the $5 million of transaction costs written off to interest expense when the Company retired its preferred interests of subsidiaries in September 2003. Given the non-deductibility of the charge, $9 million of pre-tax income is required to cover the $5 million write-off. Accordingly, interest expense has been grossed up by $4 million.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies for all periods presented.

(3) The Company does not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. This amount represents the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries. In September 2003, the Company retired its preferred interests of subsidiaries.

(4) The Company does not receive a tax benefit for its preferred stock dividends. This amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.

(5) Earnings in 1998 were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $237 million and $240 million, respectively.